1 North Wall Quay Dublin 1 Ireland	T +353 1 622 2000 F +353 1 622 2222

Niall Tuckey	Citibank Europe plc
Director	1 North Wall Quay
ILOC Product	Dublin 1, Ireland

Tel+353 (1) 622 7430
Fax+353 (1) 622 2741
Niall.Tuckey@Citi.com

FROM:	Citibank Europe plc (the “Bank”)

TO:	Aspen Bermuda Limited (the “Company”)
141 Front Street
Hamilton HM19
Bermuda
Attention: Mark Pickering

DATE:	30 June 2016

Dear Sir/Madam,

Committed Facility Letter dated 30 July 2012 between the Bank and the Company regarding a committed letter of credit facility in a maximum aggregate amount of USD 575,000,000, as amended, varied, supplemented, novated or assigned as the case may be (the “Committed Facility Letter”).

1.
We refer to the Committed Facility Letter. Defined terms used in this letter shall have the meanings given to them in the Committed Facility Letter (including where defined in the Committed Facility Letter by reference to another document).

2.	The Bank and the Company agree, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, that as effective from the date of this letter:

(i)	Clause 2 of the Committed Facility Letter shall be amended and restated in its entirety as follows:

“The Facility shall be in a maximum aggregate amount of USD 550,000,000 (five hundred and fifty million United States Dollars) (the “Facility Limit”). Should the Company (as defined below) wish to reduce the Facility Limit, it may do so upon written notification to the Bank. The notification (the “Notification”) must (i) specifically reference this Letter and (ii) clearly state the new facility limit that is to apply (“the New Limit”). The New Limit will take effect five Business Days following receipt, by the Bank, of the Notification.”

(ii)	Clause 5.2 (c) of the Committed Facility Letter shall be amended and restated in its entirety as follows:

“the tenor of a Credit is no longer than 24 months; and/or”

Directors: Breffni Byrne, Susan H. Dean (U.K.), Jim Farrell, Bo J. Hammerich (Sweden), Deepak Jain (U.K.), Mary Lambkin, Marc Luet (France), Rajesh Mehta (India),
Cecilia Ronan, Patrick Scally, Christopher Teano (U.S.A.), Zdenek Turek (Czech Republic) Francesco Vanni d’Archirafi (Italy), Tony Woods
Registered in Ireland: Registration Number 132781. Registered Office: 1 North Wall Quay, Dublin 1.
Ultimately owned by Citigroup Inc., New York, U.S.A.
Citibank Europe plc is regulated by the Central Bank of Ireland

(iii)	Clause 8 of the Committed Facility Letter shall be amended and restated in its entirety as follows:

“The facility shall only apply in respect of Credits issued on or prior to 30 June 2018 (the “Facility Period”). The Facility shall expire on the earlier of (1) the date that is one year from the end of the Facility Period; or (2) the stated expiry date on the last remaining Credit issued within the Facility Period (the “Expiry Date”). The Bank and the Company shall commence negotiations, without being under any obligation, regarding the renewal of the Facility at least 60 days before the end of the Facility Period.”

3.
Except as expressly amended by this letter, the Committed Facility Letter remains unmodified and in full force and effect. In the event of a conflict or inconsistency between the terms of this letter and the terms of the Committed Facility Letter, the terms of this letter shall prevail.

4.	This letter may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

5.
This letter and any non-contractual obligations arising in connection with it shall be governed by English law and for the benefit of the Bank the Company irrevocably submits to the jurisdiction of the English courts in respect of any dispute which may arise from or in connection with this letter.

6.	Please indicate your agreement to the foregoing by countersigning the attached copy of this letter and returning the same to us.

For and on behalf of Citibank Europe plc
/s/ Niall Tuckey ...................................................... Name:Niall Tuckey Title:Director

We agree to the terms set out in this letter.

For and on behalf of Aspen Bermuda Limited
/s/Fred Lemoine ...................................................... Name:Fred Lemoine Title:CFO, Aspen Bermuda Limited	/s/Mark Pickering ...................................................... Name:Mark Pickering Title:Group Treasurer

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